ASTIR, INC.
                             (A NEVADA CORPORATION)

                                September 1, 2003

                                   RESOLUTION:

                 AUTHORIZE APPOINTMENT OF DIRECTORS AND OFFICERS
     Upon motion duly made and seconded, the Board of Directors of Astir, Inc. Corporation unanimously adopted the following resolution:

     RESOLVED,  that  following  appointments  have  been  made:

MARC SEELY, President and Chairman of the Board of Directors, DOUGLAS J. HANSON, Secretary and Director,
JOSEPH  VEZEAU,  Treasurer  and  Director,
DAN  SPAULDING,  Director,
JOHN  THOMPSON,  Director,

     The above listed shall hold office until the next annual shareholders' meeting. The above mentioned shall have the authority to perform any and all ethical and lawful duties while holding office in the management of the corporation as may be required by the Articles of Incorporation, the Bylaws or by resolution of the Board of Directors of the corporation.

     The undersigned hereby certifies that he/she is the duly elected and qualified Secretary and the custodian of the books and records and seal of Astir, Inc., a corporation duly formed pursuant to the laws of the state of Nevada, and that the foregoing is a true record of a resolution duly adopted at a meeting of the Board of Directors and that said meeting was held in accordance with state law and the Bylaws of the above-named Corporation on September 1, 2003, and that said resolution is now in full force and effect without modification or rescission.

     IN WITNESS WHEREOF, I have executed my name as Secretary and have hereunto affixed the corporate seal of the above-named Corporation this 1st of September, 2003.

A  TRUE  RECORD.
ATTEST.



______________________________
DOUGLAS  J.  HANSON,  Acting  Secretary